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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

    We consent to the use in this Registration Statement of RELTEC Corporation on Form S-1 of our reports dated January 6, 1998, which expresses an unqualified opinion and includes an explanatory paragraph referring to a change in method of accounting for inventory, and February 15, 1996 (January 6, 1998 as to Note 2), which expresses an unqualified opinion and includes an explanatory paragraph referring to a change in method of accounting for postemployment benefits, appearing in the Prospectus, which is part of this Registration Statement.

    We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
Cleveland, Ohio
January 14, 1998